Exhibit 99.1

(2) The shares of Common Stock issuable upon conversion of the Preferred Stock are held as follows: 657,437 shares of common stock held by A.M. Pappas Life Science Ventures IV, L.P., 31,291 shares of common stock held by PV IV CEO Fund, L.P., 191,931 shares of common stock held by A.M. Pappas Life Science Ventures III, L.P. and 11,932 shares of common stock held by PV III CEO Fund, L.P. AMP&A Management IV, LLC is the general partner of each of A. M. Pappas Life Science Ventures IV, L.P. and PV IV CEO Fund, L.P. (collectively, the IV Funds), and AMP&A Management III, LLC is the general partner of each of A. M. Pappas Life Science Ventures III, L.P. and PV III CEO Fund, L.P. (collectively with the IV Funds, the Funds), and each of AMP&A Management IV, LLC and AMP&A Management III, LLC has a management agreement with A. M. Pappas & Associates, LLC whereby A. M. Pappas & Associates, LLC provides management services for the Funds. As a result, A. M. Pappas & Associates, LLC’s investment committee exercises sole dispositive and voting power over the securities owned by the Funds. By virtue of these relationships, AMP&A Management IV, LLC, AMPA& Management III, LLC and A. M. Pappas & Associates, LLC may be deemed to beneficially own the securities owned directly by the Funds. Each of the foregoing entities disclaims beneficial ownership of such securities except to the extent of each of its pecuniary interest therein.